Exhibit 10.8

2012 EXECUTIVE OFFICER BONUS PROGRAM

2012 Target Bonus

On June 26, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved target bonuses for 2012 for its “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in the amounts set forth below.

Named Executive Officer	2012 Target Bonus Percentage (1)	2012 Target Bonus Amount
Timothy S. Jenks, President and Chief Executive Officer	% 75	$253,440
James D. Fay, Vice President and Chief Financial Officer	45	131,328
Dr. Raymond Cheung, Vice President and Chief Operating Officer	40	119,842	(2)
Dr. Wupen Yuen, Vice President of Product Development and Engineering	40	96,000
Benjamin L. Sitler, Vice President of Global Sales	40	92,570

(1)	Target bonuses percentages are expressed as a percentage of 2012 base salary.
(2)	The Target Bonus Amount is calculated in U.S. dollars at the applicable exchange rate and Dr. Cheung’s actual bonus, if any, will be paid in RMB.

The Compensation Committee structured target bonuses for the fiscal year 2012 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	U.S. GAAP revenue for the fiscal year 2012;

•	Non-GAAP gross margin for the fiscal year 2012;

•	Non-GAAP income from operations for the fiscal year 2012; and

•	U.S. GAAP revenue from new products for the fiscal year 2012.

For target bonuses for the fiscal year 2012, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

It is expected that, in the first quarter of 2013, the Compensation Committee will review the Company’s fiscal year 2012 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2012.